Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE REVIEWING OPTIONS AFTER UNSUCCESSFUL MOU VOTE

OVERLAND PARK, Kan., January 9, 2014 – The International Brotherhood of Teamsters announced earlier today that employees did not approve the Memorandum of Understanding (MOU) extension proposal made by YRC Worldwide Inc. (NASDAQ: YRCW). Company officials are in contact with Teamster leaders to explore options.

“While we are disappointed in the outcome of the vote, we believe that timing of events related to our refinancing did not work in our favor. Many employees had already returned their ballots prior to December 23, the date the company announced it had a refinancing agreement in place. We believe that was information employees needed to make a fully informed decision,” said YRC Worldwide CEO James Welch.

“Despite the vote results, it is business as usual as we have approximately 15,000 trucks on the road today serving 250,000 customers. We will keep our customers, employees and stakeholders advised of our efforts,” concluded Welch.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond the company’s control. It is important to note that the results of future discussions with the Teamsters, closing of the proposed refinancing transactions, the company’s ability to restructure its pension fund debt and refinance its senior debt, and the overall results of the company’s refinancing strategy will be determined by a number of factors, including (among others) those risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s reports on Forms 10-K and 10-Q and the company’s Current Report on Form 8-K filed on December 9, 2013.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc. 212-329-1420 sdawson@lakpr.com